EXHIBIT 10.10

      Effective as of January 1, 1988;

      Amended and Restated as of January 1, 2002

UST

NONEMPLOYEE DIRECTORS’ RETIREMENT PLAN

      1. Purpose; Applicability. The purpose of the UST Nonemployee Directors’ Retirement Plan (the “Plan”) is to provide retirement benefits to nonemployee members of the Board of Directors (“Directors”) of UST Inc. (the “Company”). The Plan shall be effective for 1988 and each succeeding year. The Plan shall be applicable to all current or future Directors of the Company whose service as a Director equals or exceeds thirty-six months (whether or not consecutive), other than directors who are employees or former employees of the Company or its subsidiaries (whether direct or indirect).

      2. Benefits. A Director shall become vested in a benefit under the Plan on the date on which his or her service as a Director equals thirty-six months (whether or not consecutive). The Company shall establish on its books the necessary account to accurately reflect its liability as a credited amount payable to each Director entitled to benefits under the Plan. The Company’s liability to each such Director shall be a monthly amount (the “Monthly Payment”) that is equal to one-twelfth ( 1/12th) of 75% of the Director’s Highest Annual Compensation (as hereinafter defined), payable for a period (the “Payment Period”) that is equal to the same number of full months as the Director shall have served as a Director; provided, however, effective January 1, 1998, the Payment Period shall not exceed 120 months. “Highest Annual Compensation” shall mean the average Compensation (as hereinafter defined) of a Director during the twelve (12) consecutive calendar months in the last thirty-six (36) calendar months of a Director’s service affording the highest such average. “Compensation” shall mean payments which the Director receives from the Company for services solely in his capacity as a Director, including directors’ fees, retainers, meeting fees, fees for chairing committees and awards made to Directors in respect of meetings attended under the UST Inc. Nonemployee Directors’ Restricted Stock Award Plan, as it may be amended from time to time, (the “Restricted Stock Plan”), but shall exclude consulting fees, direct reimbursement of expenses, supplemental medical reimbursements, annual financial planning services and stock option grants. The value of an award made to a Director under the Restricted Stock Plan shall be included in Compensation for the year in which such award is made, provided that the amount of Compensation to be included shall be the fair market value (as defined in the Restricted Stock Plan) of the stock subject to such award on the date on which such award fully vests in accordance with provisions of the Restricted Stock Plan. The Monthly Payments to a Director shall begin on the last day of the later of the calendar month in which the Director attains the age of 65 or the calendar month in which the Director ceases to serve as a Director, and shall continue to be made on the last day of each succeeding month for a period that is equal to the same number of full months as the Director shall have served as a Director; provided, however, that the Payment Period shall not exceed 120 months. In the event of death of a Director whose retirement commenced on or after January 1, 1998, prior to the end of the Payment Period, a lump sum payment, equal to the total Monthly Payments remaining to be made to the Director had the Director survived, shall be made to the deceased Director’s spouse.

      Effective January 1, 1998, in the event of death of a Director prior to the Director’s retirement from the Board, and provided that the Director’s service as a Director equals or exceeds thirty-six (36) months, a lump sum payment, equal to the total Monthly Payments to which the Director would have been entitled had the Director retired immediately before death, will be made to the deceased Director’s spouse, such payment to be made on the last day of the later of the calendar month in which the Director would have attained the age of 65 or the calendar month in which the Director’s death occurred.

      Directors shall not be entitled to any early retirement or other benefits.

      3. No Right of Service. Nothing contained in this Plan shall give any Director the right to remain as a Director.

      4. Nontransferability. No amounts payable under the Plan shall be transferable by the Director or former Director.

      5. Amendments to the Plan. The Board of Directors of the Company may at any time terminate or from time to time modify or suspend the Plan, in whole or in part, except that termination, modification or suspension of the Plan shall not, without the consent of the affected Directors, adversely affect any right of any such Director to receive benefits that have previously vested.

      6. Governing Law. The Plan shall be governed and construed in accordance with the laws of the State of Delaware.